[KPMG PEAT MARWICK LLP LETTERHEAD]






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
First American Health Concepts, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-23711 on Form S-8 of First American Health Concepts, Inc. of our report dated October 4, 1996, relating to the balance sheet of First American Health Concepts, Inc. as of July 31, 1996 and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended July 31, 1996, which report appears in the July 31, 1996 annual report on Form 10-KSB of First American Health Concepts, Inc.



KPMG PEAT MARWICK LLP

Phoenix, Arizona
October 28, 1996

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